Exhibit 10.01

CERTAIN MORTGAGE SERVICING FEE PAYMENTS

SALE AGREEMENT

By and Among

KORTH DIRECT MORTGAGE LLC

(Seller)

Revocable Intervivos Trust of Valerie W. Korth Trust

(Purchaser)

JAMES W. KORTH

(Guarantor)

Dated and effective as of November 30, 2018

Mortgage Loans	Per Loan Amounts	Total of 18 Payments	Purchase Price
KDM2018-L001	$220.63	$3,971.34	$3,668.80
KDM2017-L002	$395.83	$7,124.94	$6,582.16
KDM2018-L001	$1,541.67	$27,750.06	$25,636.06
KDM2018-L002	$142.19	$2,559.42	$2,364.44
KDM2018-L003	$6,562.50	$118,125.00	$109,126.24
KDM2018-L005	$3,375.00	$60,750.00	$56,122.07
Totals	$12,237.81	$220,280.76	$203,500.00
Annualized IRR			10.18%

This CERTAIN MORTGAGE SERVICING FEE PAYMENTS SALE AGREEMENT (“Agreement”), dated as of November 30, 2018, is by and among the Revocable Intervivos Trust of Valerie W. Korth (the “Purchaser”), Korth Direct Mortgage, LLC, a Florida limited liability company the “Seller”), and James W. Korth (the “Guarantor”) ( (Purchaser, Seller, and Guarantor are collectively referred to as the “Parties” and, each, a “Party”).

W I T N E S S E T H:

WHEREAS, Seller has originated certain mortgages identified in the table which appears above (the “Mortgage Loans”); and

WHEREAS, Seller has financed the Mortgage Loans by selling and issuing Mortgage Secured Notes (“MSNs”) to investors; and

WHEREAS The interest payable on Mortgage Loans is greater than the interest payable on the MSNs; and

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WHEREAS Seller retains payments received from the Mortgage Loan in the amount of the difference between the interest payable on the MSNs and the interest payable on the Mortgage Loans (the “Servicing Fee Payments” or “Payments”); and

WHEREAS, if a Mortgage Loan is prepaid prior to the third anniversary of its issuance, the borrower must pay a prepayment penalty in an amount equal to the difference between the interest that would have been payable on the Mortgage Loan for thirty-six (36) months from the date of issuance and the interest paid on the Mortgage Loan to the date of prepayment ; and

WHEREAS, the pre-payment penalty date for each Mortgage Loan to be sold under this Agreement is later than June 2020; and

WHEREAS, each of the properties financed by the Mortgage Loans has an appraised loan-to-value ratio of 69% or less, as more particularly described in an independent appraisal and in an appraisal review as of the mortgage origination date; and

WHEREAS, the Mortgage Loans are all seasoned and have been paid on time to the date of this Agreement; and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the next eighteen (18) Servicing Fee Payments from the Mortgages Loans and

WHEREAS, the aggregate amount of the Payments is $220,280.76 and the anticipated aggregate monthly receipts from the Payments is $12,237.81; and

WHEREAS, the amount received by the Seller from a Payment shall be payable to the Purchaser on the 25th of the month after the month that the Seller receives the Payments; and

WHEREAS, the Purchaser desires to purchase the Payments at a 10% effective internal rate of return at a net price and a one- time payment to Seller of $203,500 (the “Purchase Price”); and

WHEREAS, Guarantor has agreed to guarantee the Payments to Purchaser pursuant to Section 2.02 of this Agreement; and

WHEREAS, Purchaser, Seller and Guarantor desire to set forth the terms and conditions pursuant to which Seller will sell, transfer and assign to Purchaser all of Seller’s right, title and interest in and to the Payments and Purchaser will purchase all of Seller’s right, title and interest in and to the Payments.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:

ARTICLE I

SALE OF SERVICING FEE PAYMENTS

Section 1.01 Servicing Fee Payments to be Sold

Subject to, and upon the terms and conditions of this Agreement, Seller hereby irrevocably sells, transfers, and delivers to Purchaser all of Seller’s right, title and interest in the Payments receivable by Seller in each month beginning December 2018 and ending May 2020, and Purchaser agrees to purchase the Payments from the Seller as of November 30, 2018 (the “Sale Date”).

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Section 1.02 Deliverables.

On the Sale Date, subject to the satisfaction of any conditions precedent:

(a) Without further action of the Parties, Seller’s right, title and interest in and to the Payments shall be transferred to Purchaser;

(b) Each of Seller, Purchaser, and Guarantor shall each execute and deliver to the other Parties duly executed counterparts of this Agreement;

(c) Purchaser shall pay to Seller the Purchase Price in accordance with Section 2.01 .

ARTICLE II

PAYMENTS AND DISTRIBUTIONS

Section 2.01 Payments by Purchaser.

On the Sale Date, Purchaser shall pay $203,500 to Seller by wire transfer to Seller’s account held at Bank United.

Section 2.02 Delivery of the Payments by the Seller to the Buyer; Continuing Servicing Obligations of the Seller. The Seller will pay to the Purchaser on the 25th day of each month commencing January 2019 of all Payments received in the previous month that have not been previously paid to the Purchaser. If the 25th day of each month is not a business day, then such Payment shall be made on the next business day. In the event that a Mortgage Loan borrower does not make a timely payment, then that Mortgage Loan (a “Defaulted Mortgage Loan”) will be replaced with another performing Mortgage Loan or multiple performing Mortgage Loans (“New Mortgage Loan(s)” chosen by the Seller and identified to the Purchaser by a Notice. Should this occur, the payments from the New Mortgage Loan or Loans assigned to the Purchaser with be the amount that is payable on a Mortgage Loan that has become a Defaulted Mortgage Loan. Should there not be a New Mortgage Loan or Loans with Payments available for such assignment, then Guarantor will make the Payment or Payments to Purchaser on the Defaulted Mortgage Loan unless and until a New Mortgage Loan or Loans becomes available for assignment to the Purchaser. Should Guarantor make such Payments, then Guarantor will assume the Seller’s interest in the Defaulted Mortgage Loan unless and until a New Mortgage Loan or Loans becomes available for assignment to the Purchase.

Notwithstanding the sale and assignment of Payments to Purchaser pursuant to this Agreement, Seller confirms and agrees that it shall continue to service all Mortgage Loans that are the subject of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 3.01 Due Organization and Good Standing.

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Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. Seller is qualified to transact business in each jurisdiction in which such qualification is deemed necessary to service the Mortgage Loans. Seller has in full force and effect (without notice of possible suspension, revocation or impairment) all required permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Fee Payments require it to be licensed, registered or approved in order to service the Mortgage Loans and own the Servicing Fee Payments, unless the failure to obtain such permits, approvals, licenses and registrations would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.

Section 3.02 Authority and Capacity.

Seller has all requisite corporate power, authority and capacity to enter into this Agreement and to perform the obligations required of it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have each been duly and validly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Seller of this agreement, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equity principles. Notwithstanding anything to the contrary in this Section 3.02, Buyer shall have no recourse against Seller except if and to the extent Seller does not perform its expressed obligations to Seller under this Agreement.

The execution, delivery and performance of this Agreement by the Seller, compliance with the terms hereof, and consummation of the transactions contemplated hereby do not, and will not, violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its articles of organization or operating agreement, any instrument or agreement to which it is a party or by which it is bound or which affects the Payments, or any state or federal law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it or to the Payments.

Section 3.03 Title to the Payments.

Seller is the lawful owner of the Servicing Fee Payments, and has the right and authority to transfer the Servicing Fee Payments as contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO MORTGAGE

LOANS AND SERVICING

Seller represents and warrants to Purchaser as follows:

Section 4.01 No Purchaser Responsibility.

Purchaser shall have no responsibility, liability or other obligation whatsoever under any Servicing Agreement or with respect to any Mortgage Loan, or to make any advance thereunder, or to pay any servicing fees.

Section 4.02 Location of Credit Files.

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All of the Mortgage Documents are held in fireproof cabinets by Seller at 2937 SW 27th Avenue, Suite 307, Miami, Florida 33133. Should KDM move its mortgage files it will tell the Purchaser of the new location.

Section 4.03 Representations Concerning the Payments.

Seller is the sole owner of the Payments and has good and marketable title thereto, and, subject to its obligations to holders of MSNs, Seller has not and will not have assigned, pledged, conveyed, or encumbered the Payments.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants that Purchaser is a sophisticated investor or has sophisticated advisors who have reviewed this transaction and its decision to purchase the Payments is based upon Purchaser’s own independent experience, knowledge, due diligence and evaluation of this transaction or his/her advisor. Purchaser has relied solely on such experience, knowledge, due diligence and evaluation and has not relied on any oral or written information provided by Seller other than the representations and warranties made by Seller herein.

ARTICLE VI

SELLER COVENANTS

Seller covenants and agrees as follows:

Section 6.01 Servicing Obligations.

(a) It shall perform all its rights, obligations and duties with respect to servicing the Mortgage Loans.

(b) Purchaser shall not be responsible for the servicing acts or omissions of the Seller.

Section 6.02 Cooperation.

Seller shall cooperate with and assist Purchaser, as reasonably requested, in carrying out the purposes of this Agreement.

Section 6.03 Supplemental Information.

From time to time prior to and after the applicable Sale Date, with respect to each Mortgage Loan Seller promptly shall furnish Purchaser such incidental information, which is reasonably available to Seller, as may reasonably be requested to monitor performance of the Mortgage Loans and the payment of the Payments.

Section 6.04 Access to Information.

From time to time, at such times as are reasonably convenient to Seller, Purchaser or its designees may conduct audits or visit and inspect any of the Mortgage Loans underlying the Payments or places where the credit files for such Mortgage Loans are located, to examine the credit files, internal controls and procedures maintained by Seller and its agents, and take copies and extracts therefrom, and to discuss Seller’s affairs with its officers, employees and, upon notice to Seller, its independent accountants. Seller hereby authorizes such officers, employees and independent accountants to discuss with Purchaser the affairs of Seller. Any audit provided for herein will be conducted in accordance with Seller’s rules respecting safety and security on its premises, in accordance with applicable privacy and confidentiality laws and without materially disrupting operations.

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Seller may at any time hire a sub-servicing agent to fulfill its servicing obligation at no expense to the Purchaser; provided that no such agency agreement shall affect Seller’s obligations to the Purchaser under this Agreement.

Section 6.05 Existence, etc.

Seller shall:

(a) Preserve and maintain its legal existence and all of its material licenses required to service the Mortgage Loans;

(b) Comply with the requirements of all applicable laws, rules, regulations and orders of governmental authorities (including, without limitation, truth in lending and real estate settlement procedures) if failure to comply with such requirements could be reasonably likely (either individually or in the aggregate) to have a material adverse effect on its ability to perform its obligations hereunder.

(c) Keep in full force and effect the provisions of its charter documents, operating agreement or similar organizational documents, in each case to the extent reasonably necessary to perform its obligations hereunder.

(d) Keep in full force and effect all agreements and instruments by which it or any of its properties may be bound and all applicable decrees, orders and judgments, in each case to the extent reasonably necessary to perform its obligations hereunder.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement are subject to the satisfaction of the following condition:

Section 7.01  Representations and Warranties Correct.

The representations and warranties made by Seller in this Agreement are true and correct in all material respects.

Section 7.02 Compliance with Conditions.

All of the terms, covenants, conditions and obligations of this Agreement required to be complied with and performed by Seller shall have been duly complied with and performed in all material respects.

Section 7.03 No Actions.

There shall not have been commenced or, to the best of Seller’s knowledge, threatened, any action, suit or proceeding which will likely materially and adversely affect the consummation of the transactions contemplated by this Agreement.

Section 7.04 Consents.

No third party consents are required by Seller to enter into this Agreement.

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ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions as of the Sale Date:

Section 8.01  Representations and Warranties Correct.

The representations and warranties made by Purchaser in this Agreement are true and correct.

Section 8.02 Compliance with Conditions.

All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by Purchaser shall have been duly complied with and performed in all material respects.

Section 8.03 No Actions.

There shall not have been commenced or, to the best of Purchaser’s knowledge, threatened, any action, suit or proceeding that will likely materially and adversely affect the consummation of the transactions contemplated hereby.

ARTICLE IX

INDEMNIFICATION; CURE OR REPURCHASE

Section 9.01 Indemnification by Seller.

Seller shall indemnify, defend and hold Purchaser, its affiliates and its and their respective directors, managers, officers, employees, agents, representatives and advisors (each a “Purchaser Indemnitee”) harmless from and shall reimburse the applicable Purchaser for any losses suffered or incurred by any Purchaser after the Sale Date which results from:

(a) Any material breach of a representation or warranty by Seller, or non-fulfillment of any covenant or obligation of Seller, contained in this Agreement;

(b) Any act, error or omission of Seller in servicing any of the Mortgage Loans, including improper action or failure to act when required to do so; provided, however, that the applicable Purchaser Indemnitee has taken all reasonable and appropriate actions to mitigate any such losses, damages, deficiencies, claims, causes of action or expenses, which such failure of mitigation shall not relieve Seller of its indemnification obligations in this Section 9.01 but may affect the amount of such obligation. Purchaser shall notify Seller promptly notify Seller of the assertion of any claim under this Section 9.01 (each, a “Claim”). Upon receipt of such notice of any such Claim, Seller shall have the right to assume the defense of such Claim using counsel of its choice reasonably satisfactory to the applicable Purchaser Indemnitee, but may not enter into any settlement without the prior written consent of the applicable Purchaser Indemnitee, which shall not be unreasonably withheld. A Purchaser Indemnitee shall have the right to select separate counsel and to otherwise separately defend itself at its own expense but shall not consent to the entry of a judgment or enter into any settlement with respect to the Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any exercise of such rights by a Purchaser Indemnitee shall not relieve Seller of its obligations and liabilities under this Section 9.01 or any other provision of this Agreement. With respect to any claim subject to indemnification under this Agreement, the applicable Purchaser Indemnitee shall be required to cooperate in good faith with Seller to ensure the proper and adequate defense of such Claim.

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Section 9.02 Indemnification by Purchaser.

Purchaser shall indemnify, defend and hold Seller, its affiliates and its and their respective directors, managers, officers, employees, agents, representatives and advisors (the “Seller Indemnitees”) harmless from and shall reimburse the applicable Seller Indemnitee for any Losses suffered or incurred by any Seller Indemnitee which result from:

(a) Any material breach of a representation or warranty by Purchaser, or non-fulfillment of any covenant or obligation of Purchaser contained in this Agreement; and

(b) Litigation, proceedings, governmental investigations, orders, injunctions or decrees, the basis for which occurred after the Sale Date, resulting from any of the items described in Section 9.02(a) above; provided, however, that the applicable Seller Indemnitee has taken all reasonable and appropriate actions to mitigate any such losses, damages, deficiencies, claims, causes of action or expenses, which such failure of mitigation shall not relieve Purchaser of its indemnification obligations in this Section 9.02 but may affect the amount of such obligation. Seller shall notify Purchaser promptly after receiving written notice of the assertion of any litigation, proceedings, governmental investigations, orders, injunctions, decrees or any third party claims subject to indemnification under this Agreement (each, a “Claim”). Upon receipt of such notice of a Claim, Purchaser shall have the right to assume the defense of such Claim using counsel of its choice reasonably satisfactory to the applicable Seller Indemnitee, but may not enter into any settlement without the prior written consent of Purchaser, which shall not be unreasonably withheld. A Seller Indemnitee shall have the right to select separate counsel and to otherwise separately defend itself but shall not consent to the entry of a judgment or enter into any settlement with respect to the Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Any exercise of such rights by a Seller Indemnitee shall not relieve Purchaser of its obligations and liabilities under this Section 9.02 or any other provision of this Agreement. With respect to any Claim subject to indemnification under this Agreement, the applicable Seller Indemnitee shall be required to cooperate in good faith with Purchaser to ensure the proper and adequate defense of such Claim.

ARTICLE X

MISCELLANEOUS

Section 10.01 Costs and Expenses.

Except as otherwise provided herein, Purchaser and Seller shall each pay the expenses incurred by it or its affiliates in connection with the transactions contemplated hereby.

Section 10.02 Broker’s Fees.

Each party hereto represents and warrants to the other that it has made no agreement to pay any finder’s, agent’s, broker’s or originator’s fee arising out of or in connection with the subject matter of this Agreement. In the event Purchaser has entered or enters into an agreement to pay any finder’s, agent’s, broker’s, advisor’s or originator’s fee arising out of or in connection with the subject matter of this Agreement, Purchaser shall be solely responsible for all such fees. The parties hereto shall indemnify and hold each other harmless from and against any such obligation or liability and any expense incurred in investigating or defending (including reasonable attorneys’ fees) any claim based upon the other party’s actions in connection with such obligation.

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Section 10.03 Survival of Representations and Warranties.

Each party hereto covenants and agrees that the representations and warranties of the party made in this Agreement, and in any document delivered or to be delivered pursuant hereto, shall survive the Sale Date.

Section 10.04 Notices.

All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid or by prepaid overnight delivery service:

(a) If to Purchaser, to: James W. Korth, Trustee, 4022 South Douglas Road, Miami, Florida 33133 or by email to jwkorth@jwkorth.com.

(b) If to Seller, to: Korth Direct Mortgage, 2937 SW 27th Avenue, Miami, Florida 33133 and by email to jwkorth@jwkorth.com or hkorth@jwkorth.com.

(c) If to Guarantor, to: James W. Korth, 4022 South Douglas Road, Miami, Florida 33133 or by email to jwkorth@jwkorth.com.

or to such other address as Purchaser, Seller, or Guarantor shall have specified in writing to the other.

Section 10.05 Waivers.

Any of the Parties may, by written notice to the other Parties:

(a) Extend the time for the performance of any of the obligations or other transactions of another Party; and

(b) Waive compliance with or performance of any of the terms, conditions, covenants or obligations required to be complied with or performed by another Party hereunder.

The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 10.06 Entire Agreement; Amendment.

This Agreement constitutes the entire agreement among the Parties with respect to the sale of the Servicing Fee Payments and supersedes all prior agreements with respect thereto. This Agreement may be amended only in a written instrument signed by each of the Parties.

Section 10.07 Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their successors and assigns, any rights, obligations, remedies or liabilities.

Section 10.08 Headings.

Headings on the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

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Section 10.09 Applicable Law; Venue and Jurisdiction .

This Agreement shall be construed in accordance with the laws of the Florida and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of Florida, except to the extent preempted by Federal law. This Agreement shall constitute a security agreement under the laws of the State of Florida. In addition to any other rights available under this Agreement or otherwise available at law or in equity but subject to the terms hereof, Purchaser shall have all rights and remedies of a secured party with respect to the Servicing Fee Payments under the laws of the State of Florida and under any other applicable law to enforce the assignments and security interests contained herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law and the terms of this Agreement, to sell or apply any rights and other interests with respect to the Payments assigned or pledged hereby in accordance with the terms hereof at public and private sale in accordance with the terms of this Agreement. The parties agree to waive trial by jury in the event of any dispute under this Agreement. Venue and jurisdiction shall be any federal or state court having appropriate jurisdiction in Palm Beach County, Florida .

Section 10.10 Counterparts.

This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

Section 10.11 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the rights of the parties hereto.

Section 10.12 Public Announcement.

No public release or statement concerning the subject matter of this Agreement shall be made by either party without the express written consent and approval of the other party, except as required by law or stock exchange rule.

Section 10.13 Assignment.

Seller may not assign, transfer, sell or subcontract all or any part of this Agreement, any interest herein or any of Seller’s interest in the Payments other than the interest sold hereby without the prior written consent of Purchaser, provided  that any successor to Seller must assume Seller’s obligations under this Agreement. Purchaser shall have the unrestricted right to further assign, transfer, deliver, hypothecate, pledge, subdivide or otherwise deal with the Payments or its rights under this Agreement on whatever terms Purchaser shall determine.

Section 10.14 Third-Party Beneficiaries.

This Agreement does not and is not intended to confer any rights or remedies upon any person or entity other than Purchaser, Seller, and Guarantor.

IN WITNESS WHEREOF, each of the undersigned parties to this Agreement has caused this Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

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PURCHASER

Revocable Intervivos Trust of Valerie W. Korth
By: James W. Korth, Trustee

/s/	James W Korth
James W. Korth, Trustee

SELLER

Korth Direct Mortgage LLC

/s/	James W Korth
James W. Korth, Chief Executive Officer

GUARANTOR

/s/	James W Korth
James W. Korth

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